Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 (Post Effective Amendment No. 1) of our report dated April 15, 2008 relating to our audit of the consolidated financial statements of CTI Industries Corporation and Subsidiaries as of December 31, 2007. We also consent to the reference of our firm under the caption “Experts” in such Registration Statement.

Blackman Kallick, LLP
Chicago, Illinois
July 8, 2008